Exhibit 10.2
2020 Annual Equity Incentive Plan

The 2020 Annual Equity Incentive Plan provides for the issuance of equity incentive awards in the form of (i) non-qualified stock options; (ii) time-based restricted stock units; and (iii) performance-based restricted stock units for the CEO and (i) non-qualified stock options and (ii) time-based restricted stock units for other executives.

CEO:

Executive Officer	Time-Based Restricted Stock Units (# shares)	Performance-Based Restricted Stock Units (# shares)	Non-Qualified Stock Options (# shares)
Douglas C. Bryant President and Chief Executive Officer	15,180	15,180	30,358

The vesting periods for the non-qualified stock options and time-based restricted stock units for Mr. Bryant are each over four years with the first 25% of such options and RSU awards vesting at the end of the first-year anniversary of the grant date and the remainder vesting 25% annually on each of the following three anniversaries thereafter.

The vesting for the performance-based restricted stock units (PSUs) for Mr. Bryant is over a five-year time period and is tied to the achievement of revenue growth targets over any three consecutive fiscal year period, starting with the three year period ending in 2022. If the Company achieves the revenue target over the prior three-year period in any fiscal year ending in December 2022, 2023 or 2024, then 100% of the PSUs will vest and release on the date that such target revenues are reported. If the Company has not achieved the annual revenue growth over a three-year period by the end of 2024, the PSUs will be canceled.

Section 16 Officers:

Executive Officer	Time-Based Restricted Stock Units (# shares)	Non-Qualified Stock Options (# shares)
Randall J. Steward Chief Financial Officer	16,848	—
Michael D. Abney, Jr. Senior Vice President, Distribution	6,641	6,641
Ratan S. Borkar Senior Vice President, International Commercial Operations	6,641	6,641
Robert J. Bujarski Senior Vice President,North America Commercial Operations and General Counsel	6,641	6,641
Karen C. Gibson Senior Vice President, Information Systems & Business Transformation	6,641	6,641
Werner Kroll Senior Vice President, Research and Development	12,804	—
Edward K. Russell Senior Vice President, Business Development	6,641	6,641

The vesting period for the non-qualified stock options and time-based restricted stock units for Section 16 officers, with the exception of Kroll and Steward, are each over four years with the first 25% of such options and RSU awards vesting at the end of the first-year anniversary of the grant date and the remainder vesting 25% annually on each of the following three anniversaries thereafter.

The awards for Steward and Kroll in 2020 are comprised entirely of time-based restricted stock units vest over three years with the first one-third vesting at the end of the first-anniversary of the grant date and the remainder vesting one-third annually on each of the following two anniversaries pursuant to the terms of such executives individual retirement programs.